Exhibit 99.1

NEWS RELEASE
Wesco International / 225 West Station Square Drive, Suite 700 / Pittsburgh, PA 15219
WESCO International, Inc. Announces Upcoming Retirement of Dave Schulz, EVP and CFO, and Appointment of Indraneel Dev as EVP and CFO

PITTSBURGH, PA – February 10, 2026 – WESCO International, Inc. (NYSE: WCC), a leading provider of business-to-business distribution, logistics services and supply chain solutions, announces the upcoming retirement of Dave Schulz, Executive Vice President and Chief Financial Officer, and the appointment of Indraneel “Neel” Dev as Executive Vice President and Chief Financial Officer. Mr. Schulz notified the Company that he expects to retire in May 2026, and Mr. Dev will join the Company in February 2026 to ensure a smooth transition.

Most recently, Mr. Dev served as the Chief Financial Officer and Chief Revenue Officer of Congruex LLC, a communications network infrastructure design, engineering and construction company. Prior to Congruex, Mr. Dev served as Chief Financial Officer of Lumen Technologies. He previously held various senior finance leadership roles at Level 3 Communications, MCI, and MFS Communications. Mr. Dev holds a B.A. in Mathematics from the University of Delhi (India) and an MBA from the University of Arizona, and he is a CFA charterholder.

Mr. John J. Engel, Wesco’s Chairman, President and CEO stated, “Neel is a seasoned CFO with extensive financial, commercial and operational experience in multiple Wesco-served end markets. In his leadership roles for both public and private companies, he has demonstrated an ability to navigate complex financial environments and deliver superior growth and value creation. Neel is an excellent addition to our executive management team and will help us as we continue to accelerate our Wesco strategy, execute our growth initiatives, deliver our financial targets, and create value for our stockholders.”

Mr. Engel, continued, “On behalf of our Board of Directors and our entire Wesco team, I would like to thank Dave for his outstanding and dedicated service and tremendous contributions to our Wesco success over the past 10 years. I have the utmost respect for Dave and greatly appreciate our business partnership in building the new Wesco. We extend our very best wishes to Dave and his family.”

About Wesco International
Wesco International (NYSE: WCC) builds, connects, powers and protects the world. Headquartered in Pittsburgh, Pennsylvania, Wesco is a FORTUNE 500® company with approximately $24 billion in annual sales in 2025 and a leading provider of business-to-business distribution, logistics services and supply chain solutions. Wesco offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs approximately 21,000 people, partners with the industry’s premier suppliers, and serves thousands of customers around the world. With millions of products, end-to-end supply chain services, and significant digital capabilities, Wesco provides innovative solutions to meet customer needs across commercial and industrial businesses, technology companies, telecommunications providers, and utilities. Wesco operates more than 700 sites, including distribution centers, fulfillment centers, and sales offices in approximately 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and global corporations.

Contact Information:

Scott Gaffner
Senior Vice President, Investor Relations
Scott.gaffner@wescodist.com

Jennifer Sniderman
Vice President, Corporate Communications
Jennifer.sniderman@wescodist.com